Exhibit 99.1

Ultralife Batteries, Inc. Receives $1.4 Million U.S. Army Battery
Order

    NEWARK, N.Y.--(BUSINESS WIRE)--Nov. 12, 2003--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received an order valued at approximately $1.4 million from the U.S. Army Communications and Electronics Command (CECOM) for its BA-5372/U military batteries. The order represents another production release under the $32 million NextGen II, 5-year Small Cylindrical Battery contract, which CECOM awarded to Ultralife in June 2002. The company expects to deliver against the order in late 2004.
    John D. Kavazanjian, Ultralife's president and chief executive officer, said, "As anticipated, we have received another production release for this battery under our Next Gen II contract. This order will contribute to the guidance we provided in our 3rd quarter earnings announcement for $100 million in revenue in 2004. We expect to receive additional production releases throughout 2004 and over the remaining life of the contract."
    NextGen II is CECOM's five-year acquisition strategy with production contracts awarded to provide three types of primary (non-rechargeable) lithium-manganese dioxide batteries to the U.S. Army. The three battery types - BA-5372/U, BA-5367/U and BA-5368/U - comprise the Small Cylindrical Cell Lithium Manganese Dioxide Battery Group. A major objective of this five-year acquisition strategy is to establish and maintain a domestic production base of a sufficient capacity to timely meet peacetime demands and have the ability to surge quickly to meet deployment demands.
    The BA-5372/U battery is used for memory backup primarily for the AN/PRC-119 MANPACK Single Channel Ground and Airborne Radio System (SINCGARS), and in numerous other applications including encryption and cryptographic devices, and the Patriot Missile System.

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Note to editors: Photos for the battery and application mentioned in this release, and other Ultralife military batteries are available at: http://www.ultralifebatteries.com/milphoto.asp

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Peter Comerford
             (315) 332-7100
             pcomerford@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening
             (212) 838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associa
             Chenoa Taitt
             (212) 201-6635
             ctaitt@lhai.com